Exhibit 16.2

[ACIC Letterhead]

Dear Potential Investor/Friend:

I am pleased to tell you about an investment opportunity. In connection with the conversion of Amalgamated Casualty Insurance Company (“ACIC”) from mutual to stock form, Forge Group Holdings, Inc., a newly formed company (“Forge Group”), will be conducting an initial public offering at a price of $10.00 per share. Upon completion of the conversion and related stock offering, Forge Group will become the parent holding company of ACIC. No sales commission will be charged to purchasers in this stock offering.

Before making an investment decision, please carefully review the enclosed Offering Circular. If you are interested in purchasing shares of Forge Group, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the postage-paid Order Reply Envelope provided. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms and full payment must be received (not postmarked) by 12:00 noon, Eastern Time, on                     , 2022, unless the offering is extended as described in the Offering Circular.

If you have questions regarding the offering, please refer to the Offering Circular and Q&A Brochure, or call our Stock Information Center at the number shown below.

Sincerely,

Patrick J. Bracewell
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Offering Circular.

The shares of common stock are not insured and are not guaranteed by Forge Group, Inc., Amalgamated Casualty Insurance Company, or any of its affiliates or by any Federal or state government or agency.

QUESTIONS?

Call our Stock Information Center, toll free, at 1-800-        -

From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday

The Stock Information Center is closed on weekends and bank holidays,

[Griffin Financial Group, LLC]

                 [●], 2022

Dear Policyholder of Amalgamated Casualty Insurance Company:

At the request of Amalgamated Casualty Insurance Company (“ACIC”), we have enclosed materials regarding the offering of common stock in connection with the conversion of ACIC from a mutual insurance company to a stock insurance company. As part of this conversion, ACIC will form Forge Group, Inc. (“Forge Group”), which will become the parent holding company of ACIC.

The enclosed materials include an Offering Circular and a stock order form, which offer you the opportunity to subscribe for shares of common stock of Forge Group. A special meeting of the policyholders of ACIC will be held on                     , 2022, to approve the conversion (the “Special Meeting”). Only persons owning policies issued by the Company that were in force at the close of business on February 3, 2021 (“Eligible Members”), are entitled to notice of and to vote at the Special Meeting. A proxy statement relating to the Special Meeting and a proxy that can be used to vote at the Special Meeting are enclosed. If the conversion is approved at the Special Meeting and the transaction is completed, $4,594 will be distributed in cash to each Eligible Member shortly after completion of the conversion. Accordingly, whether or not you plan to attend the Special Meeting, your vote is very important.

Included in the enclosed materials is a questions and answers brochure containing answers to commonly asked questions about the conversion, the offering, and the Special Meeting. You are not obligated to invest in Forge Group, and there will be no change in your insurance coverage as a result of this transaction.

Please read the Offering Circular carefully before making an investment decision. If you decide to subscribe for shares of common stock, you must mail the properly completed and signed stock order form, along with full payment for the shares, to the Stock Information Center in the accompanying postage-paid envelope marked “STOCK ORDER RETURN.” Your order must be physically received by the Stock Information Center no later than 12:00 noon, Eastern Time, on                 , [●], 2022. If you have any questions after reading the enclosed materials, please call the Stock Information Center at (800)         -        , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m. Eastern Time, and ask for a Griffin Financial representative or email us at                 @griffinfingroup.com.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We are not recommending or soliciting in any way any action by you with regard to the enclosed material.

Sincerely,

Griffin Financial Group, LLC

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by means of the Offering Circular.

The shares of common stock are not insured and are not guaranteed by ACIC or Forge Group or by any Federal or state government or agency.